Exhibit 99.1

OneSpaWorld Reports Fourth Quarter Fiscal 2021 Financial Results

Both Fourth Quarter Revenue and Cash Burn Rate Reported at the Better End of the Range Provided on January 10, 2022

Return to Positive Cash Flow from Operations in December; Ends Fiscal 2021 with Liquidity of $46 Million

Expects Sailing to Resume on 100% of Contracted Ships by End of Third Quarter

Nassau, Bahamas, March 2, 2022 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its fourth quarter and fiscal year ended December 31, 2021.

Leonard Fluxman, Executive Chairman and Chief Executive Officer of OneSpaWorld, commented: “The Company had a very strong finish to the year, reporting fourth quarter revenue nearly double third quarter 2021, with significant growth year-over-year and positive adjusted EBITDA for the first quarterly period since the onset of the COVID-19 pandemic.  Key operating metrics compared very favorably with the fourth quarter of 2019 performance, the most recent comparable period of normalized operations. We attribute our strong performance to our team’s support of our staff, and their commitment to flawless operations and valuable innovations throughout the COVID-19 pandemic to enhance our business model and our cruise line and destination resort partnerships.  We have executed a very successful return to service in the face of extraordinary challenges and furthered our market leadership in the operation of health and wellness centers at sea and at destination resort spas on land.  As we look ahead, we will continue to invest in our exemplary staff, constantly innovate our guest experience and services and product offerings and leverage our irreplaceable global operating infrastructure to further enhance our preeminent position.”

Mr. Fluxman added “our return to service protocols and readiness, and our team’s flawless operating execution, were further tested with the unanticipated emergence the Omicron COVID-19 variant in December and its adverse impact on scheduled voyages, passenger counts and our staff capacity.  As a result, our positive performance trends moderated at the end of the fourth quarter of 2021 into the first quarter of 2022.  However, our positive performance trajectory has resumed on the strength of our business model and staff. We expect our performance trends to improve throughout 2022, generating accelerating revenue growth and positive adjusted EBITDA and adjusted net income as we advance our strategic priorities. We expect to be operating our health and wellness centers for our cruise line partners on 167 cruise ships by the end of the second quarter and all contracted ships by third quarter end. In 2022 we anticipate operating health and wellness centers on 12 new ship builds that will be introduced into service by our cruise line partners.”

Mr. Fluxman concluded “as of December 31, 2021, we had welcomed back 2,200 of our onboard staff members as our cruise ships returned to service evidencing the very positive impact of our care for our team during the COVID-19 pandemic.  In addition, our London Wellness Academy fully reopened during the third quarter training new OneSpaWorld practitioners to complement our returning onboard personnel.  On land, our destination resort spas in North America are increasing staffing levels to meet strong guest demand.  With our strong business model, close cruise line and destination resort partnerships, and extraordinary team, we look forward to advancing our growth initiatives in 2022, resulting in increased value for all OneSpaWorld stakeholders.”

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer, commented, “We ended the quarter with total liquidity of $45.8 million, including $32.8 million in cash and $13.0 million available under our credit facility. Our cash burn rate was $5.3 million for the quarter, achieving the better end of the expectations we provided on January 10th in our business update which was also better than the expectation of $8.0 million to $10.0 million that we provided with our third quarter results. While the cancellation of certain voyages and lower passenger counts resulting from the impact of the Omicron COVID-19 variant are expected to result in a slight negative cash burn in the first quarter, we expect the continued positive scaling of our cruise ship operations to generate positive quarterly cash flow from operations beginning in the second quarter of fiscal 2022 and continuing quarterly thereafter and for the full fiscal year.”

Operating Network Update:

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Ship Count: The Company ended the fourth quarter with health and wellness centers on 170 ships, of which 118 had resumed voyages as of year-end, compared with 78 ships having resumed voyages by the end of the third quarter.  The Company expects that voyages will have resumed on 126 ships by the end of the first quarter and expects to have resumed voyages on 167 ships by the end of the first half of the year. By the end of the third quarter, the Company expects all of its contracted ships to resume voyages and by the end of the year to operate on 178 ships.

•

Destination Resort Count: The Company ended the fourth quarter with spas in 52 destination resorts, of which 48 were open and operating as of December 31, 2021.  The Company expects to have 52 destination resorts open and operating by the end of 2022.

•

Staff Count: The Company had re-embarked 2,200 cruise ship personnel on vessels at the end of the fourth quarter for actual and anticipated voyages and expects 2,339 employees to re-embark on vessels by the end of March 2022 for actual and anticipated voyages.

Liquidity Update:

•

Cash and borrowing capacity under the Company’s line of credit at December 31, 2021 totalled $45.8 million. At year end, $10.0 million remained available under the ATM program. Availability under the Company’s line of credit was $13.0 million at December 31, 2021.

•

The cash burn rate for the quarter was $5.3 million.  The Company expects a cash burn rate of between $2.0 million and $3.0 million in the first quarter of 2022 as revenues generated from an increasing number of voyages offset higher cash expenditures in anticipation of these increased sailings.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

Fourth Quarter Ended December 31, 2021, Compared to December 31, 2020:

Results of operations in the fourth quarter of 2021 continued to be materially adversely impacted by the COVID-19 pandemic, resulting in cancellation of all of the Company’s voyages and the closing of many destination resort health and wellness centers as of the end of the first quarter of 2020. As of December 31, 2021, our operations had resumed on 118 cruise ships and in 48 destination resort spas.

•

Total revenues were $85.7 million compared to $3.8 million in the fourth quarter of 2020. The three months ended December 31, 2021 revenues were derived primarily from our 118 health and wellness centers onboard ships having resumed voyages and our 48 open and operating destination resort health and wealth centers. Revenues for the three months ended December 31, 2020 were negatively impacted by the COVID-19 pandemic and the resulting March 14, 2020 No Sail Order, with revenues derived primarily from our e-commerce product sales through the Company’s timetospa.com website.

•

Cost of services were $58.7 million compared to $6.9 million in the fourth quarter of 2020. The increase was primarily attributable to costs associated with increased service revenues of $66.1 million in the quarter from our operating health and wellness centers at sea and on land and increased costs related to the resumption of operations at our health and wellness centers at sea and on land.

•

Cost of products were $15.5 million compared to $6.8 million in the fourth quarter of 2020. The increase was primarily attributable to costs associated with increased product revenues of $15.8 million in the quarter from our operating health and wellness centers at sea and on land and included a $2.0 million non-cash inventory reserve recorded in the current quarter to reflect the write-down of inventory. The fourth quarter of 2020 included a $4.9 million non-cash charge for the write down of inventory. The write down in both periods is a result of inventory that is expected to expire due to the extended pause in operations caused by the COVID-19 pandemic.

•

Net loss was ($10.9) million compared to a loss of ($71.4) million in the fourth quarter of 2020.  The $60.5 million improvement in the fourth quarter of fiscal 2021 was primarily a result of a $21.0 million reduction in the Company’s loss from operations and the $40.3 million positive change in the fair value of warrants. The change in fair value of warrants is the result of changes in market prices deriving the value of the financial instruments.

•

Adjusted net loss was ($0.9) million or adjusted net loss per diluted share of ($0.01) compared to adjusted net loss of ($20.7) million, or adjusted net loss per diluted share of ($0.24) in the fourth quarter of 2020.

•	Adjusted EBITDA was $4.8 million compared to an adjusted EBITDA loss of ($15.4) million in the fourth quarter of 2020.
•	Unlevered after-tax free cash flow was $3.1 million compared to a negative ($15.9) million in the fourth quarter of 2020.

Fiscal Year Ended December 31, 2021 Compared to December 31, 2020:

Results of operations for the fiscal year ended December 31, 2021 continued to be materially adversely impacted by the global COVID-19 pandemic that resulted in cancellation of all of the Company’s voyages and the closing of many destination resort health and wellness centers as of the end of the first quarter of 2020.  As of December 31, 2021, our operations had resumed on 118 cruise ships and in 48 destination resort spas.

•

Total revenues were $144.0 million compared to $120.9 million in the 2020 fiscal year. Results in both 2021 and 2020 were substantially impacted by the COVID-19 pandemic, which resulted in the cancellation of all cruise ship voyages and closure of all destination resort health and wellness centers during mid-March 2020 through December 31, 2020. The twelve months ended December 31, 2021 revenues were derived primarily from the operations of health and wellness centers onboard ships having resumed voyages and our destination resort health and wellness centers having resumed operations primarily during the last two quarters of the year.

•

Cost of services were $108.9 million compared to $107.3 million in the 2020 fiscal year. The increase was primarily attributable to the resumption of operations in the last two quarters of 2021 and offset by the impact of the COVID-19 pandemic during 2020.

•

Cost of products were $26.6 million compared to $32.0 million in the 2020 fiscal year. The decrease was attributable to a lower amount required in 2021 versus 2020 related to the decrease in inventory write-downs for the decline in the net realizable value of inventories, principally the result of excess, slow-moving, and expiration of inventories caused by the cessation of our cruise line partners’ operations and, consequently, our operations, due to the COVID-19 pandemic and a change in business mix.

•

Net loss was ($68.5) million compared to ($288.0) million in the 2020 fiscal year. The decrease in the net loss principally resulted from the non-recurring $190.8 million goodwill and tradename intangible asset impairment charge recorded in the 2020 period, offset by the positive impact of the resumption of operations in the last two quarters of 2021.

•

Adjusted net loss was ($40.3) million, or adjusted net loss per diluted share of ($0.45), as compared to adjusted net loss of ($67.2) million, or adjusted net loss per diluted share of ($0.90) in the 2020 fiscal year.

•	Adjusted EBITDA loss was ($18.9) million, as compared to adjusted EBITDA loss of ($42.7) million in the 2020 fiscal year.
•	Unlevered after-tax free cash flow was ($22.0) million, as compared to ($45.0) million in the 2020 fiscal year.

Balance Sheet and Cash Flow Highlights

•	Cash at year-end fiscal 2021 was $32.8 million.

•	Total debt, net of deferred financing costs at year-end fiscal 2021 was $230.5 million.
•	Unlevered after-tax free cash flow for fiscal 2021 was ($22.0) million.

Q1 2022 and Fiscal Year 2022 Guidance

The Company is not providing financial guidance due to the ongoing business disruption and substantial uncertainty surrounding the impact of the COVID-19 pandemic on its business. Notwithstanding the foregoing, the Company expects to sustain a GAAP and adjusted net loss for the first quarter of fiscal 2022.  However, for the fiscal year 2022, the Company expects to sustain a GAAP net loss and generate positive adjusted EBITDA and positive adjusted net income.

COVID-19 Impact on Cruise Industry

In response to the COVID-19 pandemic, the U.S. Centers for Disease Control and Prevention (“CDC”) has taken a series of measures intended to manage risks associated with COVID-19, including issuing guidance in response to the Delta and Omicron variants, culminating in the CDC’s recommendation that cruise ships operating in U.S. waters choose to participate in the CDC’s COVID-19 Program for Cruise Ships, a voluntary program including, among other factors, reporting of the vaccination status of passengers and defining protocols for quarantining individuals testing positive for COVID-19 during a voyage. As of the date of this report, virtually all cruise lines, including all of the Company’s cruise line partners, have agreed to voluntarily participate in the CDC’s COVID-19 Program for Cruise Ships.

Conference Call Details

A conference call to discuss the fourth quarter 2021 financial results is scheduled for Wednesday, March 2, 2022, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 855-327-6837 (international callers please dial 631-891-4304) and provide the passcode 10018288 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations.  A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10018288. The conference call replay will be available from 12:00 p.m. Eastern Time on Wednesday, March 2, 2022 until 12:00 p.m. Eastern Time on Wednesday, March 9, 2022. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products currently onboard 170 cruise ships and at 51 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise line industry of the historically fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, irreplicable operating infrastructure, extraordinary team and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 65 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor (“OSW”), comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld. The operating results presented for the current quarter and year-to-date period reflect the operating results of all the businesses acquired in the Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
			$	%			$	%
	2021	2020	Inc/(Dec)	Inc/(Dec)	2021	2020	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$68,849	$2,787	$66,062	2370%	$115,945	$93,682	$22,263	24%
Product revenues	16,802	1,044	15,758	1509%	28,086	27,243	843	3%
Total revenues	85,651	3,831	81,820	2136%	144,031	120,925	23,106	19%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	58,737	6,929	51,808	748%	108,939	107,258	1,681	2%
Cost of products	15,452	6,750	8,702	129%	26,646	31,976	(5,330)	(17)%
Administrative	3,457	5,642	(2,185)	(39)%	15,526	18,957	(3,431)	(18)%
Salary, benefits and payroll taxes	7,835	5,371	2,464	46%	28,151	20,138	8,013	40%
Amortization of intangible assets	4,211	4,205	6	0%	16,829	16,823	6	0%
Goodwill and tradename intangible asset impairment	—	—	—	NM	—	190,777	(190,777)	(100)%
Total cost of revenues and operating expenses	89,692	28,897	60,795	210%	196,091	385,929	(189,838)	(49)%
Loss from operations	(4,041)	(25,066)	21,025	84%	(52,060)	(265,004)	212,944	80%
OTHER (EXPENSE) INCOME, NET:
Interest expense and warrant issuance cost	(3,546)	(3,465)	(81)	(2)%	(13,460)	(16,059)	2,599	16%
Change in fair value of warrant liabilities	(3,073)	(43,400)	40,327	93%	(2,573)	(6,100)	3,527	58%
Total other expense, net	(6,619)	(46,865)	40,246	86%	(16,033)	(22,159)	6,126	28%
Loss before income taxes expense (benefit)	(10,660)	(71,931)	61,271	85%	(68,093)	(287,163)	219,070	76%
INCOME TAX EXPENSE (BENEFIT)	257	(556)	813	146%	429	814	(385)	(47)%
NET LOSS	$(10,917)	$(71,375)	$60,458	85%	$(68,522)	$(287,977)	$219,455	76%
NET LOSS PER VOTING AND NON-VOTING SHARE:
Basic	$(0.12)	$(0.84)			$(0.76)	$(3.87)
Diluted	$(0.12)	$(0.84)			$(0.76)	$(3.87)
WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	91,954	85,148			90,134	74,359
Diluted	91,954	85,148			90,134	74,359

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net income (loss) as net income (loss), adjusted for non-controlling interest and the impact of certain other items, including normalized interest expense, related party adjustments, increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation, normalized tax expense, non-cash prepaid expenses and non-recurring expenses incurred in connection with the Business Combination. Adjusted net income per diluted share is defined as Adjusted net income divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three-month and twelve-month periods ended December 31, 2021 and December 31, 2020.

We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, provision (benefit) for income taxes, depreciation and amortization and non-controlling interest, adjusted for the impact of certain other items, including non-cash stock-based compensation expense, non-cash prepaid expenses, related party adjustments, and non-recurring expenses incurred in connection with the Business Combination.  All of these other items are reported in administrative expenses in the condensed consolidated and combined statements of operations.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net loss to Adjusted net loss for the fourth quarters and year-to-date periods ended December 31, 2021 and 2020 and Adjusted net loss per diluted share for the fourth quarters and year-to-date periods ended December 31, 2021 and 2020 (amounts in thousands, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net loss	$(10,917)	$(71,375)	(68,522)	$(287,977)
Goodwill and tradename intangible asset impairment	—	—	—	190,777
Change in fair value of warrant liabilities	3,073	43,400	2,573	6,100
Depreciation and amortization (b)	3,761	3,761	15,044	15,044
Stock-based compensation	3,227	2,990	10,646	4,950
Business combination costs (a)	—	—	—	1,619
Addback for non-cash prepaid expenses	—	457	—	457
Tax expense (c)	—	52	—	1,798
Adjusted net loss	$(856)	$(20,715)	$(40,259)	$(67,232)
Adjusted net loss per diluted share	$(0.01)	$(0.24)	$(0.45)	$(0.90)
Diluted weighted average shares outstanding	91,954	85,148	90,134	74,359

(a)	Business combination costs refers primarily to legal and advisory fees incurred by OneSpaWorld in connection with the Business Combination.
(b)	Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.
(c)	Valuation allowance related to the Company’s 2020 beginning-of-year deferred tax assets that are not realizable.

The following table reconciles Net loss to Adjusted EBITDA and Unlevered after-tax free cash flow for the fourth quarter and year-to-date periods ended December 31, 2021 and 2020 (amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net loss	$(10,917)	$(71,375)	$(68,522)	$(287,977)
Income tax expense (benefit)	257	(556)	429	814
Interest expense and warrants issuance cost	3,546	3,465	13,460	16,059
Change in fair value of warrant liabilities	3,073	43,400	2,573	6,100
Goodwill and tradename intangible asset impairment	—	—	—	190,777
Depreciation and amortization	5,609	6,182	22,468	24,453
Stock-based compensation	3,227	2,990	10,646	4,950
Addback for non-cash prepaid expenses	—	457	—	457
Business combination costs (a)	—	—	—	1,619
Adjusted EBITDA	$4,795	$(15,437)	$(18,946)	$(42,748)
Capital expenditures	(1,562)	(338)	(2,868)	(2,132)
Cash taxes	(141)	(78)	(160)	(135)
Unlevered after-tax free cash flow	$3,092	$(15,853)	$(21,974)	$(45,015)

(a)	Business combination costs refers primarily to legal and advisory fees incurred by OneSpaWorld in connection with the Business Combination.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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